SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

SilverBow Resources, Inc.

(Name of Registrant as Specified in Its Charter)

KEF Investments, LP

KEF Fund V Investments, LP

Kimmeridge Energy Management Company, LLC

Benjamin Dell

Alexander Inkster

Neda Jafar

Denis Laloy

Noam Lockshin

Henry Makansi

Neil McMahon

Douglas E. Brooks

Carrie M. Fox

Katherine L. Minyard

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kimmeridge Withdraws Independent Nominees to SilverBow’s Board Following Company’s Definitive Agreement with Crescent Energy

NEW YORK and DENVER, May 22, 2024 – Kimmeridge, an alternative asset manager focused on the energy sector and the largest shareholder of SilverBow Resources (NYSE: SBOW) (“SilverBow” or the “Company”), today announced the withdrawal of its independent nominees to SilverBow’s Board of Directors (the “Board”) in light of the Company’s pending sale to Crescent Energy.

Ben Dell, Co-Founder and Managing Partner of Kimmeridge, said, “While we are disappointed that SilverBow’s Board does not appear to have run a comprehensive sales process, our campaign was always underpinned by a strong belief that consolidation is in the best interests of shareholders. That’s why we took the time in February to privately outline to the Board eight potential strategic transactions the Company should consider to drive value creation.

We are thankful for the overwhelming support of Kimmeridge’s slate of independent Board nominees from the investment community, which helped catalyze this transaction. We believe that the proposed sale of the Company obviates the need for Board change at this time.”

About Kimmeridge

Founded in 2012 by Ben Dell, Dr. Neil McMahon and Henry Makansi, Kimmeridge is an alternative asset manager focused on the energy sector. The firm is differentiated by its direct investment approach, deep technical knowledge, active portfolio management, proven sustainability track record and proprietary research and data gathering.

Media

Daniel Yunger / Anntal Silver / Emma Cloyd

Kekst CNC

Kekst-Kimmeridge@kekstcnc.com

Important Information About the Gold Proxy Card

Gold proxy cards that have been properly signed and returned to Kimmeridge or its agents will be voted as directed, except that any votes for Kimmeridge’s nominees on such cards will be disregarded and will not be voted at SilverBow’s 2024 Annual Meeting. Any votes marked for the Company’s nominees on the gold proxy card will be voted as directed at SilverBow’s 2024 Annual Meeting.